                                                                    Exhibit 99.j

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 91 to the Registration Statement on Form N-1A of our report dated October 31, 2001, relating to the financial statements and financial highlights which appears in the September 30, 2001 Annual Report to Shareholders of the Small Cap - Investment Class, and our report dated October 31, 2001, relating to the financial statements and financial highlights which appears in the September 30, 2001 Annual Report to Shareholders of the Mid Cap - Investment Class and Mid Cap - Institutional Class, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
June 28, 2002